Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Michael Kors Holdings Limited (together with its subsidiaries, “Michael Kors”) as of July 1, 2017 with the historical consolidated balance sheet of Jimmy Choo PLC (together with its subsidiaries, “Jimmy Choo”) as of June 30, 2017, giving effect to the proposed acquisition of Jimmy Choo by Michael Kors (the “Acquisition”) and the related financing transactions (the “Transactions”) on a pro forma basis as if they had been completed on July 1, 2017. Michael Kors operates on a fiscal year that ends on the Saturday closest to March 31. Jimmy Choo has a calendar year-end. The following unaudited pro forma condensed combined statements of operations for the three months ended July 1, 2017 and the fiscal year ended April 1, 2017 combines Michael Kors’ historical consolidated statements of operations for the periods then ended with the historical consolidated statements of operations of Jimmy Choo for the three months ended March 31, 2017 and the fiscal year ended December 31, 2016, and gives effect to the Transactions on a pro forma basis as if they had been completed on April 3, 2016. The unaudited pro forma condensed combined financial statements show the impact of the Transactions on Michael Kors’ historical consolidated financial positions and results of operations under the acquisition method of accounting, in accordance with Accounting Standards Codification Topic (“ASC”) 805, “Business Combinations,” with Michael Kors treated as the acquirer of Jimmy Choo.

The unaudited pro forma condensed combined financial statements reflect certain adjustments to Jimmy Choo’s historical consolidated financial statements to align those financials with U.S. generally accepted accounting principles (“U.S. GAAP”) accounting standards and Michael Kors’ accounting policies, as well as certain adjustments to reflect currency translations. These adjustments reflect Michael Kors’ best estimates based upon the limited information currently available. Additionally, certain items have been reclassified from Jimmy Choo’s historical consolidated financial statements to align the presentation of those financials with Michael Kors’ financial statement presentation. These reclassifications were determined based upon the information currently available to Michael Kors, and additional reclassifications may be necessary once the acquisition accounting is completed and additional information is available. Jimmy Choo’s historical consolidated financial data, which is prepared in accordance with International Financial Reporting Standard (“IFRS”) as issued by the International Accounting Standards Board, has been reconciled to U.S. GAAP and adjusted to (i) translate the financial statements to U.S. dollars based on historical exchange rates and (ii) to conform to Michael Kors’ financial statement presentation.

The Acquisition will be accounted for as a business combination under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values as of the date of completion of the Acquisition, with any residual value reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect Michael Kors’ best estimates and are subject to change once further analyses are completed. Under applicable guidance, Michael Kors is not required to finalize its acquisition accounting until all information is available but no later than one year after the Acquisition is completed, and any subsequent adjustments made in connection with the finalization of Michael Kors’ acquisition accounting may be material.

The unaudited pro forma condensed combined statements of operations do not include: (1) any revenue or cost reduction synergies that may be achieved subsequent to the completion of the Acquisition; or (2) the impact of non-recurring items directly related to the Acquisition.

The pro forma condensed combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Transactions been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined company. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read together with:

•	the audited historical consolidated financial statements of Michael Kors for the fiscal year ended April 1, 2017 included in Michael Kors’ Annual Report on Form 10-K for the fiscal year ended April 1, 2017 (the “Fiscal 2017 Annual Report”);

•	the unaudited historical consolidated financial statements of Michael Kors as of and for the three months ended July 1, 2017 included in Michael Kors’ Quarterly Report on Form 10-Q for the quarter ended July 1, 2017 (the “First Quarter Quarterly Report”);

•	the audited historical consolidated financial statements of Jimmy Choo for the fiscal year ended December 31, 2016 included in this Current Report on Form 8-K (the “Current Report”);

•	the unaudited condensed historical consolidated financial statements of Jimmy Choo as of and for the six months ended June 30, 2017 included in this Current Report;

•	“Management’s discussion and analysis of financial condition and results of operations,” included in the Fiscal 2017 Annual Report; and

•	“Management’s discussion and analysis of financial condition and results of operations,” included in the First Quarter Quarterly Report.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of July 1, 2017

(in Millions)

	July 1, 2017	June 30, 2017
	Michael Kors historical	Jimmy Choo historical after reclassifications in GBP	Jimmy Choo historical after reclassifications in USD	IFRS to U.S. GAAP & policy adjustments	Note	Acquisition adjustments	Note	Financing adjustments	Note	Pro forma combined
Assets

Current assets
Cash and cash equivalents	$273.7	£26.9	$35.0	$—		$(1,369.5)	6(a,c,l)	$1,450.0	8(a)	$389.2
Receivables, net	171.3	29.0	37.7	—		—		—		209.0
Inventories	616.1	91.7	119.3	(7.0)	4(a)	17.7	6(f)	—		746.1
Prepaid expenses and other current assets	123.9	25.2	32.8	10.4	4(e)	—		—		167.1

Total current assets	1,185.0	172.8	224.8	3.4		(1,351.8)		1,450.0		1,511.4
Property and equipment, net	585.5	60.1	78.1	(1.5)	4(c)	9.7	6(g)	—		671.8
Intangible assets, net	414.3	295.0	383.7	(33.2)	4(b,d)	278.1	6(e)	—		1,042.9
Goodwill	119.7	311.5	405.1	—		351.0	6(i)	—		875.8
Deferred tax assets	67.2	11.0	14.3	(9.2)	4(e)	(5.1)	6(h)	—		67.2
Other assets	41.3	0.1	0.2	—		—		—		41.5

Total assets	$2,413.0	£850.5	$1,106.2	$(40.5)		$(718.1)		$1,450.0		$4,210.6

Liabilities and shareholders’ equity

Current liabilities
Accounts payable	$153.4	£77.5	$100.8	$—		$—		$—		$254.2
Accrued payroll and payroll related expenses	47.1	7.5	9.8	—		—		—		56.9
Accrued income taxes	62.8	3.1	4.0	—		—		—		66.8
Short-term debt	155.8	4.1	5.3	—		(5.3)	6(j)	100.0	8(a)	255.8
Accrued expenses and other current liabilities	161.9	53.6	69.8	—		56.3	6(b,l)	10.8	8(a)	298.8

Total current liabilities	581.0	145.8	189.7	—		51.0		110.8		932.5
Deferred rent	134.7	6.6	8.6	—		—		—		143.3
Deferred tax liabilities	79.2	46.4	60.4	—		48.3	6(h)	—		187.9
Long-term debt	—	142.2	184.9	—		(185.8)	6(j,k)	1,339.2	8(a)	1,338.3
Other long-term liabilities	36.8	14.4	18.7	—		(19.2)	6(j,l)	—		36.3

Total liabilities	831.7	355.4	462.3	—		(105.7)		1,450.0		2,638.3
Commitments and contingencies
Shareholders’ equity
Ordinary shares	—	389.7	506.8	—		(506.8)	6(d)	—		—
Treasury shares	(2,815.2)	(15.6)	(20.3)	—		20.3	6(d)	—		(2,815.2)
Additional paid-in capital	778.7	99.5	129.4	—		(129.4)	6(d)	—		778.7
Accumulated other comprehensive loss	(68.2)	(8.8)	(11.5)	—		11.5	6(d)	—		(68.2)
Retained earnings	3,685.6	30.3	39.5	(40.5)	4(a,b,c,d,e)	(8.0)	6(b,c,d,k)	—		3,676.6

Total shareholders’ equity of MKHL	1,580.9	495.1	643.9	(40.5)		(612.4)		—		1,571.9
Noncontrolling interest	0.4	—	—	—		—		—		0.4

Total equity	1,581.3	495.1	643.9	(40.5)		(612.4)		—		1,572.3

Total liabilities and shareholders’ equity	$2,413.0	£850.5	$1,106.2	$(40.5)		$(718.1)		$1,450.0		$4,210.6

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the Year Ended April 1, 2017

(in Millions, except per share amounts)

	Fiscal year ended April 1, 2017	Year ended December 31, 2016
	Michael Kors historical	Jimmy Choo historical after reclassifications in GBP	Jimmy Choo historical after reclassifications in USD	IFRS to U.S. GAAP & policy adjustments	Note	Acquisition adjustments	Note	Financing adjustments	Note	Pro forma combined
Net sales	$4,347.9	£356.1	$482.7	$(3.1)	4(f)	$—		$—		$4,827.5
Licensing revenue	145.8	7.9	10.7	0.6	4(g)	—		—		157.1

Total revenue	4,493.7	364.0	493.4	(2.5)		—		—		4,984.6
Cost of goods sold	1,832.3	131.0	177.6	(9.1)	4(a,h)	—		—		2,000.8

Gross profit	2,661.4	233.0	315.8	6.6		—		—		2,983.8
Selling, general and administrative expenses	1,552.5	170.7	231.3	24.9	4(a,b,f,g,h,i)	—		—		1,808.7
Depreciation and amortization	219.8	19.8	27.0	1.4	4(d)	11.3	7(a,d)	—		259.5
Impairment of long-lived assets	199.2	—	—	—		—		—		199.2

Total operating expenses	1,971.5	190.5	258.3	26.3		11.3		—		2,267.4

Income (loss) from operations	689.9	42.5	57.5	(19.7)		(11.3)		—		714.4
Other income, net	(5.4)	—	—	—		—		—		(5.4)
Interest expense, net	4.1	6.1	8.2	—		—		38.1	8(b)	50.4
Foreign currency loss (income)	2.6	18.7	25.3	(9.2)	4(i)	—		—		18.7

Income (loss) before provision for income taxes	688.6	17.7	24.0	(10.5)		(11.3)		(38.1)		652.7
Provision (benefit) for income taxes	137.1	2.3	3.1	(2.0)	4(j)	(2.1)	7(c)	(11.9)	8(c)	124.2

Net income (loss)	551.5	15.4	20.9	(8.5)		(9.2)		(26.2)		528.5
Less: Net loss attributable to noncontrolling interest	(1.0)	—	—	—		—		—		(1.0)

Net income (loss) attributable to MKHL	$552.5	£15.4	$20.9	$(8.5)		$(9.2)		$(26.2)		$529.5

Weighted average shares outstanding:
Basic (in shares)	165,986,733									165,986,733

Diluted (in shares)	168,123,813									168,123,813

Net income per share:
Basic	$3.33									$3.19

Diluted	$3.29									$3.15

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the Three Months Ended July 1, 2017

(in Millions, except per share amounts)

	Three months ended July 1, 2017	Three months ended March 31, 2017
	Michael Kors historical	Jimmy Choo historical after reclassifications in GBP	Jimmy Choo historical after reclassifications in USD	IFRS to U.S. GAAP & policy adjustments	Note	Acquisition adjustments	Note	Financing adjustments	Note	Pro forma combined
Net sales	$923.5	£78.9	$97.8	$(0.3)	4(f)	$—		$—		$1,021.0
Licensing revenue	28.9	2.1	2.5	0.2	4(g)	—		—		31.6

Total revenue	952.4	81.0	100.3	(0.1)		—		—		1,052.6
Cost of goods sold	377.7	28.7	35.5	(2.8)	4(a, h)	—		—		410.4

Gross profit	574.7	52.3	64.8	2.7		—		—		642.2
Selling, general and administrative expenses	377.7	47.1	58.3	5.6	4(a,b,f,g,h,i)	(1.3)	7(b)	—		440.3
Depreciation and amortization	47.6	5.1	6.4	0.3	4(d)	2.3	7(d)	—		56.6

Total operating expenses	425.3	52.2	64.7	5.9		1.0		—		496.9

Income (loss) from operations	149.4	0.1	0.1	(3.2)		(1.0)		—		145.3
Other income, net	(0.6)	—	—	—		—		—		(0.6)
Interest expense, net	1.1	1.5	1.9	—		—		9.7	8(b)	12.7
Foreign currency (income) loss	(1.2)	(0.2)	(0.3)	1.1	4(i)	—		—		(0.4)

Income (loss) before provision for income taxes	150.1	(1.2)	(1.5)	(4.3)		(1.0)		(9.7)		133.6
Provision (benefit) for income taxes	24.6	0.3	0.3	(0.8)	4(j)	(0.2)	7(c)	(3.0)	8(c)	20.9

Net income (loss) attributable to MKHL	$125.5	£(1.5)	$(1.8)	$(3.5)		$(0.8)		$(6.7)		$112.7

Weighted average ordinary shares outstanding:
Basic (in shares)	154,486,898									154,486,898

Diluted (in shares)	156,871,518									156,871,518

Net income per share:
Basic	$0.81									$0.73

Diluted	$0.80									$0.72

Notes to the unaudited pro forma condensed combined financial information

Note 1 - Description of the Transactions

On July 25, 2017, Michael Kors Holdings Limited announced the terms of the recommended cash offer for the entire issued and to be issued share capital of Jimmy Choo by its wholly-owned subsidiary JAG Acquisitions (UK) Limited. Under the terms of the Acquisition, Jimmy Choo shareholders will receive 230 pence in cash for each share of Jimmy Choo PLC, which values Jimmy Choo’s existing issued and to be issued share capital at approximately £896.4 million ($1,216.9 million, based on $1.36 U.S. Dollars to one (£1) British Pound Sterling as of September 22, 2017) (the “Jimmy Choo Equity Purchase Price”). The total purchase price is estimated to be approximately $1,415.2 million, including the repayment of Jimmy Choo’s existing debt obligations. It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006. The Acquisition is subject to customary closing conditions and is expected to close during the fourth calendar quarter of 2017.

In connection with the Acquisition, Michael Kors Holdings Limited and certain of its subsidiaries amended and restated their prior credit facility to provide for its existing senior unsecured credit facility, as amended, including a $1,000.0 million new term loan facility (the “New Term Loan Facility”) and a five-year $1,000.0 million new revolving credit facility (the “New Revolving Credit Facility”). Michael Kors intends to use the proceeds of an offering of senior unsecured notes (the “Notes”) and the initial borrowings under the New Term Loan Facility to fund the Acquisition, to repay certain existing indebtedness of Jimmy Choo and to pay fees and expenses in connection with the Acquisition (refer to Note 8 for further details).

Note 2 - Basis of presentation

The unaudited pro forma financial information has been derived from (x) the consolidated financial statements of Michael Kors for (i) the three months ended July 1, 2017 and the related notes thereto, included in the First Quarter Quarterly Report, and (ii) the fiscal year ended April 1, 2017 and the related notes thereto, included in the Fiscal 2017 Annual Report, and (y) the consolidated financial statements of Jimmy Choo as of and for the six months ended June 30, 2017 and the year ended December 31, 2016 and the related notes thereto, included in this Current Report.

The unaudited pro forma financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, “Business Combinations” with Michael Kors being the accounting acquirer.

The unaudited pro forma condensed combined financial information is based on Michael Kors’ and Jimmy Choo’s historical consolidated financial statements, as adjusted to give pro forma effect to the Transactions. The pro forma effects relate to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Transactions and certain other adjustments. The final determination of the purchase consideration and purchase accounting will be based on the fair values of the Jimmy Choo assets acquired and liabilities assumed at the date of the completion of the Transactions.

The unaudited pro forma condensed combined balance sheet combines Michael Kors’ historical consolidated balance sheet as of July 1, 2017 with the historical consolidated balance sheet of Jimmy Choo as of June 30, 2017, giving effect to the Transactions on a pro forma basis as if they had been completed on July 1, 2017. The unaudited pro forma condensed combined statements of operations for the three months ended July 1, 2017 and the fiscal year ended April 1, 2017 combine Michael Kors’ historical consolidated statements of operations for the periods then ended with the historical consolidated income statements of Jimmy Choo for the three months ended March 31, 2017 and the fiscal year ended December 31, 2016, respectively, and give effect to the Transactions on a pro forma basis as if they had been completed on April 3, 2016.

The accounting policies of Jimmy Choo under IFRS as described in Note 1 to the historical consolidated financial statements included in this Current Report are not significantly different from U.S. GAAP, except for those adjustments discussed further in Note 4 below, which also sets out the translation from British Pound Sterling amounts into U.S. dollars. Although the adjustments to Jimmy Choo’s historical financial statements represent the currently known material adjustments to conform to U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. In addition, the accounting policies of Michael Kors may vary materially from those of Jimmy Choo. During the preparation of the unaudited pro forma condensed combined financial information, certain conforming adjustments were made based on the initial analysis of the differences in accounting policies. Following the Acquisition, a thorough review of Jimmy Choo’s accounting policies will be performed to ensure consistency with Michael Kors’ accounting policies and presentation.

Note 3 - Reclassifications to Jimmy Choo’s historical financial information

Certain reclassifications have been made to Jimmy Choo’s historical financial statements to conform to Michael Kors’ financial statement presentation. These reclassifications are summarized below (£ in millions):

(a)	Reclassifications included in the unaudited pro forma condensed combined balance sheet

Adjustments were made to reclassify Jimmy Choo’s historical balance sheet line items to conform to Michael Kors’ financial statement presentation, including to separately present the historical goodwill balance from other intangible assets, as well as to reclassify amounts included in trade and other receivables and trade and other payables to prepaid expenses and other current assets, accrued expenses and other current liabilities, accrued payroll, other non-current liabilities and deferred rent.

	Jimmy Choo before reclassifications June 30, 2017 (in millions)		Jimmy Choo after reclassifications June 30, 2017 (in millions)
Trade and other receivables	£53.6	Receivables, net	£29.0
Other financial assets	0.6	Prepaid expenses and other current assets	25.2
Intangible assets and goodwill	606.5	Intangible assets, net	295.0
Goodwill	—	Goodwill	311.5

Total assets reclassified	£660.7	Total assets reclassified	£660.7

Trade and other payables - current	£137.3	Accounts payable	£77.5
Accrued payroll and payroll related expenses	—	Accrued payroll and payroll related expenses	7.5
Other current liabilities	1.3	Accrued expenses and other current liabilities	53.6
Deferred rent	—	Deferred rent	6.6
Trade and other payables - noncurrent	7.5		—
Other non-current liabilities	13.5	Other long term liabilities	14.4

Total liabilities reclassified	£159.6	Total liabilities reclassified	£159.6

(b)	Reclassifications included in the unaudited pro forma condensed combined statements of operations

Adjustments were made to reclassify certain income and expenses reported in Jimmy Choo’s historical income statements to conform to Michael Kors’ financial statement presentation, including: to separately present licensing revenue; to present selling, general and administrative expenses and depreciation and amortization expenses on separate lines; to reclassify foreign exchange loss on external borrowings and (gain) loss on undesignated financial instruments to foreign currency loss; and to reclassify financial expense (income) to interest expense.

	Jimmy Choo before reclassifications			Jimmy Choo after reclassifications
	Year ended December 31, 2016	Three months ended March 31, 2017		Year ended December 31, 2016	Three months ended March 31, 2017
	(in millions)			(in millions)
Revenue	£364.0	£81.0	Net sales	£356.1	£78.9
			Licensing revenue	7.9	2.1

Total revenue	364.0	81.0	Total revenue	364.0	81.0
Cost of sales	131.0	28.6	Cost of goods sold	131.0	28.7

Gross profit	233.0	52.4	Gross profit	233.0	52.3
Selling and distribution expenses	127.6	34.1	Selling, general and administrative expenses	170.7	47.1
Administrative expenses	62.9	18.2	Depreciation and amortization	19.8	5.1

Total operating expenses	190.5	52.3	Total operating expenses	190.5	52.2

Operating profit	42.5	0.1	Income from operations	42.5	0.1
Financial expenses	15.3	1.5	Foreign currency loss (income)	18.7	(0.2)
Loss (gain) on financial instruments	9.5	(0.2)	Interest expense, net	6.1	1.5

Profit after financing expense	17.7	(1.2)	Income (loss) before provision for income taxes	17.7	(1.2)
Taxation	2.3	0.3	Provision for income taxes	2.3	0.3

Profit (loss) for the period	£15.4	£(1.5)	Net income (loss)	£15.4	£(1.5)

These reclassifications have no impact on the historical operating income, net income, total assets, liabilities or shareholders’ equity previously reported by Jimmy Choo. The pro forma financial information is based on information available as of the date of this Current Report. Upon completion of the Acquisition, further review of Jimmy Choo’s accounting policies and financial statements may result in additional adjustments to conform to Michael Kors’ financial statement presentation.

Note 4 - IFRS to U.S. GAAP and accounting policy adjustments

Jimmy Choo’s historical consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB, which differs in certain respects from U.S. GAAP, and are reported in British Pounds Sterling. The unaudited pro forma condensed combined financial information includes the income statement of Jimmy Choo from the historical audited consolidated financial statements for the year ended December 31, 2016 and the balance sheet of Jimmy Choo from the historical unaudited interim consolidated financial statements as of June 30, 2017, prepared in accordance with IFRS as issued by the IASB. The unaudited pro forma condensed combined statement of operations for the three months ended July 1, 2017 includes the income statement of Jimmy Choo from the historical unaudited interim consolidated income statement for the three months ended March 31, 2017 prepared by Jimmy Choo on a basis consistent with the historical unaudited interim consolidated income statement for the six months ended June 30, 2017.

The historical figures have been adjusted to reflect Jimmy Choo’s consolidated income statements and balance sheet on a U.S. GAAP basis and translated from British Pounds Sterling to U.S. dollars for the preparation of the unaudited pro forma condensed combined financial information herein. Furthermore, there are differences in the period-end dates for Michael Kors and Jimmy Choo. These differences are within permissible limits for pro forma financial statements.

Jimmy Choo’s historical financial information has been translated as follows:

•	The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2017 has been translated using the average exchange rate for the period of $1.24 U.S. Dollars to one (£1) British Pound Sterling;

•	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 has been translated using the average exchange rate for 2016 of $1.36 U.S. Dollars to one (£1) British Pound Sterling;

•	The unaudited pro forma condensed combined balance sheet has been translated at the closing rate of $1.30 U.S. Dollars to one (£1) British Pound Sterling as of June 30, 2017.

The following adjustments have been made to Jimmy Choo’s historical financial information to present it on a U.S. GAAP basis and conform to Michael Kors’ accounting policies for the purposes of the pro forma financial information:

(a)	To remove the costs of product samples from the inventory and cost of goods sold lines to conform to Michael Kors’ accounting policy of expensing such costs in selling, general and administrative expenses as incurred;

(b)	To derecognize the previously capitalized software and corresponding amortization expense in connection Jimmy Choo’s recently executed outsourcing agreement with a third-party service provider, which was entered into due to the pending Acquisition;

(c)	To conform to Michael Kors’ fixed asset capitalization policies;

(d)	To conform to Michael Kors’ accounting policies related to amortization of lease rights;

(e)	To reverse deferred tax assets related to intercompany profits recorded in accordance with IFRS and recognize a deferred charge in accordance with U.S. GAAP;

(f)	To present cooperative advertising as a reduction in net sales rather than in selling, general and administrative expenses to conform to Michael Kors’ accounting policies;

(g)	To present advertising contributions received from licensees as licensing revenue rather than a decrease in selling, general and administrative expense to conform to Michael Kors’ accounting policies;

(h)	To conform to Michael Kors’ accounting policies related to shipping and warehousing costs;

(i)	To reclassify foreign currency remeasurement loss (gain) from selling, general and administrative expenses to foreign currency loss (gain) within non-operating expenses; and

(j)	The above adjustments have been tax effected using the statutory tax rate in the United Kingdom of 19%.

Upon consummation of the proposed Acquisition of Jimmy Choo, Michael Kors will perform a detailed review of Jimmy Choo’s historical financial statements prepared under IFRS. As a result of that review, Michael Kors may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 5 - Determination of purchase price

Michael Kors is offering Jimmy Choo’s shareholders cash for 100% of Jimmy Choo’s shares. The preliminary purchase price was computed using Jimmy Choo’s shares of 389,737,588 outstanding as of September 22, 2017. The cash consideration was based on 230 pence per Jimmy Choo share and was translated using the exchange rate as of September 22, 2017 of $1.36 U.S. Dollars to one (£1) British Pound Sterling. Michael Kors has entered into a foreign exchange contract for delivery of British Pounds Sterling to fund the Acquisition cash consideration and to hedge the exposure against changes in the exchange rate.

The purchase consideration also includes the anticipated consideration related to pro-rated vested long-term incentive awards of Jimmy Choo. This consideration has been estimated to amount to $19.1 million and will be paid in cash to Jimmy Choo’s employees upon closing of the Acquisition. This amount is reflected in the number of shares that will paid as part of the Acquisition.

At the closing of the Acquisition, Michael Kors expects to (i) repay in full all principal, accrued and unpaid interest and other amounts outstanding under Jimmy Choo’s senior unsecured credit facility, which primarily consists of, as of June 30, 2017, a $136.1 million term loan, a €37.2 million term loan and a revolving credit facility with no borrowings outstanding and with total borrowing capacity of $105.8 million, and to terminate commitments thereunder; and (ii) refinance certain operating leases. The Jimmy Choo Indebtedness is primarily denominated in U.S. dollars and Euros, and the repayment amount of the Jimmy Choo Indebtedness reflects an exchange rate of $1.36 U.S. Dollars to one (£1) British Pound Sterling and $1.20 U.S. Dollars to one (€1) Euro.

The amount of total purchase consideration below is not necessarily indicative of the actual consideration that will be transferred at the closing of the Transactions.

	Shares(i)	Offering price per share(ii)	Amount
	(in millions, except per share data)
Consideration to be paid to Jimmy Choo stockholders	389.7	$3.12	$1,216.9
Settlement of remaining EBT liability(iii)			5.2
Settlement of Jimmy Choo debt-like items			12.6
Settlement of Jimmy Choo debt			180.5

Total Consideration			$1,415.2

(i)	Total Jimmy Choo shares subject to exchange as of July 1, 2017.
(ii)	The offer price of 230 pence has been converted by using an exchange rate of $1.36 U.S. Dollars to one (£1) British Pound Sterling as of September 22, 2017.
(iii)	Jimmy Choo PLC Employee Benefit Trust (“EBT”) acquired Jimmy Choo’s own shares in 2014 from JAB Luxury GmbH, its majority shareholder. The consideration for the shares remains outstanding and will fall due for payment when the Acquisition closes. Consideration for shares which are surplus to the requirements for settling the vested share awards will be repaid to JAB Luxury GmbH (and thus reducing the outstanding liability). Upon a change in control, long-term incentive awards will vest on a pro-rated basis, taking into account the time elapsed between grant and vest unless the Remuneration and Nominations Committee determines otherwise. As of June 30, 2017, based on the proposed Acquisition, the remaining EBT liability to JAB Luxury GmbH has been estimated at approximately $5.2 million and will be settled in cash.

Preliminary purchase price allocation

Under the acquisition method of accounting, the estimated purchase price, calculated as described above, was allocated to the identifiable assets acquired and the identifiable liabilities assumed based upon their respective fair values with any excess being allocated to goodwill.

The allocation of the purchase price is preliminary, and the final determination will be based on the fair values of assets acquired, including the fair values of identifiable intangible assets and the fair values of liabilities assumed at the date the Acquisition is consummated. The purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted at and following the completion of the Acquisition. The final valuations could differ materially from the preliminary valuations presented below and, as such, no assurances can be provided regarding the preliminary purchase price allocation.

The purchase price allocation was estimated based on Jimmy Choo’s historical financial information reflecting IFRS to U.S. GAAP and accounting policy adjustments for pro forma purposes. The following tables summarize the preliminary purchase price allocation to the identifiable assets acquired and liabilities assumed of Jimmy Choo as well as the identifiable intangible assets recognized as part of the Acquisition:

Recognized amounts of identifiable assets acquired and liabilities assumed	As of June 30, 2017 (in millions)
Book value of Jimmy Choo’s net assets(1)	$848.5
Elimination of historical goodwill and intangibles	(788.8)

$59.7

Preliminary estimate of fair value adjustment of net assets acquired
Inventory	17.7
Intangible assets	628.6
Property and equipment	9.7
Deferred income tax liability(2)	(56.6)
Goodwill	756.1

Fair value of consideration transferred	$1,415.2

Identifiable intangible assets	As of June 30, 2017 (in millions)
Licensing agreements	88.3
Brand	460.1
Wholesale customer relationships	58.0
Franchise agreements	13.0
Key money	9.2

Fair value of identifiable intangible assets	$628.6

(1)	The book value of Jimmy Choo’s net assets includes the IFRS to U.S. GAAP and accounting policy adjustments as well as the repayment of certain existing indebtedness of Jimmy Choo (including EBT liability, debt and debt-like items as detailed above) for pro forma purposes.
(2)	The deferred income tax liability presented in the pro forma financial statements reflects the deferred tax associated with the transaction costs and the reclassification of the deferred tax assets (refer to Note 6(h) for further details).

Note 6 - Unaudited pro forma condensed combined balance sheet adjustments

The pro forma adjustments included in the unaudited condensed combined financial information are as follows:

(a)	Reflects the assumed funds used, which included an estimated $1,216.9 million of cash to pay to Jimmy Choo’s shareholders. Refer to Note 5 above for further details on the computation of the preliminary purchase price;

(b)	The total estimated transaction costs of $59.3 million consist of approximately $37.6 million to be incurred by Michael Kors and approximately $21.7 million to be incurred by Jimmy Choo. Of these, approximately $1.3 million were included in Michael Kors’ historical condensed consolidated statement of operations for the three months ended July 1, 2017. The transaction costs that were not paid as of July 1, 2017 have been recorded in the pro forma balance sheet through an adjustment to accounts payable;

(c)	As part of the Transactions, Michael Kors entered into a forward contract to hedge the currency exposures associated with the cash consideration paid for the Acquisition (refer to Note 8 below for further details). This adjustment is to record the estimated gain or loss on settlement of the forward contract on the close of the Transactions. The estimated gain or loss is calculated based on the exchange rate as of September 22, 2017 and is subject to change when Michael Kors settles the forward contract. A 10% increase (decrease) in the GBP/USD spot rate would result in a decrease (increase) of the net dollar value of the cash flows that will be exchanged upon the settlement of the derivative as shown in the table below:

	Derivative net settlement amount	Change (in millions)
As presented in pro forma balance sheet	$45.7	$—
10% increase in GBP/USD rate	197.1	151.4
10% decrease in GBP/USD rate	(105.7)	(151.4)

(d)	Reflects the elimination of Jimmy Choo’s historical equity accounts;

(e)	Reflects the net increase in intangible assets based on a preliminary estimated fair value of $628.6 million of identifiable intangible assets (refer to Note 5 for further details);

The estimated fair value of finite-lived intangible assets acquired represents an increase over Jimmy Choo’s historical finite-lived intangible assets. The preliminary estimated fair value allocated to intangible assets consists primarily of licensing agreements, brand, wholesale customer relationships and franchise agreements. The actual adjustments may differ materially based on the final determination of fair value and are subject to change;

(f)	Reflects the step-up based on the preliminary estimated fair value of inventory of Jimmy Choo. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods inventories. No adjustment has been made to the pro forma condensed combined statements of income to reflect this preliminary step-up in inventory value as it is not expected to have a continuing impact on Michael Kors’ financial statements subsequent to the Acquisition;

(g)	Reflects a preliminary fair value adjustment for property and equipment of $9.7 million. The actual adjustments may differ materially based on the final determination of fair value and are subject to change;

(h)	Represents the change in deferred tax liability and assets of $56.6 million associated with the fair value adjustment for inventories, intangible assets and for the temporary differences arising from applying the acquisition method of accounting. This also includes the reclassification of the deferred tax asset of $5.1 million and the deferred tax associated with the transaction costs.

The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations where jurisdictional detail was not available, a tax rate of 20% was applied to the adjustment. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

The actual deferred tax liabilities may differ materially based on changes to the valuation allowance on the combined business which is not included for the purposes of these pro forma financial statements;

(i)	Reflects the elimination of the historical goodwill amount and the recognition of estimated goodwill related to the Acquisition. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon the final determination of the fair value of assets acquired and liabilities assumed and finalization of the purchase price;

(j)	Reflects the elimination of certain of Jimmy Choo’s indebtedness that is expected to be settled in conjunction with the Acquisition (refer to Note 5 for further details);

(k)	Represents the write off of the unamortized net deferred financing fees associated with Jimmy Choo’s debt as of June 30, 2017 of approximately $2.0 million (refer to Note 8 for further details). This debt is expected to be settled upon the Acquisition, as shown in the previous adjustment; and

(l)	Represents the EBT liability which is expected to be settled upon the Acquisition.

The EBT acquired Jimmy Choo’s own shares in 2014 from JAB Luxury GmbH, its majority shareholder. The consideration for the shares remains outstanding and will fall due for payment when the Acquisition closes. Consideration for shares which are surplus to the requirements for settling the vested share awards will be repaid to JAB Luxury GmbH (and thus reducing the outstanding liability). Jimmy Choo consolidates the EBT, which currently holds approximately 11.1 million Jimmy Choo shares. Upon a change in control, long-term incentive awards will vest on a pro-rated basis, taking into account the time elapsed between grant and vest unless the Remuneration and Nominations Committee determines otherwise. As of June 30 2017, upon the closing, the of the proposed Acquisition will result in an estimated 6.1 million of Jimmy Choo shares being vested on a pro rata basis and will be part of the consideration paid.

Subsequent to this pro-rata vesting, the remaining EBT liability to JAB Luxury GmbH has been estimated at approximately $5.2 million, which will be settled in cash upon closing of the Acquisition and is considered to be part of the purchase price consideration (refer to Note 5 for further details).

Note 7 - Unaudited pro forma condensed combined statements of operations adjustments

Adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(a)	Reflects the elimination of historical intangible asset amortization expense and the additional straight-line amortization of the intangibles assets that were recognized as a result of the purchase price allocation, based on the following estimated useful lives:

•	14 year useful lives for licensing agreements;

•	15 year useful lives for wholesale customer relationships;

•	10 year useful lives for franchise agreements; and

•	remaining lease term for lease rights.

The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated, as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated and/or management’s view based on historical experience with similar assets.

The brand intangible asset is considered to be an indefinite-lived asset and is not subject to amortization.

(b)	Represents the elimination of transaction costs included in the historical consolidated financial statements of Michael Kors. An adjustment totaling $1.3 million was reflected in the unaudited pro forma condensed combined statement of operations to eliminate transaction costs incurred by Michael Kors for the three-month period ended July 1, 2017. There will be no continuing impact of these transaction costs on the consolidated results of operations and, as such, these fees are not included in the unaudited pro forma condensed combined statement of operations;

(c)	Represents the tax effect of the adjustments using the applicable statutory tax rate in the jurisdiction to which the adjustments related. The total effective tax rate of Michael Kors after completion could be significantly different depending on the post-closing geographical mix of income and other factors; and

(d)	Represents an adjustment to depreciation expense associated with fair value adjustments to property, plant and equipment.

Note 8 - Financing adjustments

In connection with the Acquisition, on August 22, 2017, Michael Kors Holdings Limited and certain of its subsidiaries amended and restated their amended and restated credit agreement dated as of October 29, 2015, which provided for a $1,000.0 million senior unsecured revolving credit facility, to provide for (i) a $1,000.0 million senior unsecured delayed draw term loan facility, $600.0 million of which matures three years after the initial borrowing of term loans and $400.0 million of which matures five years after the initial borrowing of term loans and (ii) a five-year $1,000.0 million senior unsecured revolving credit facility. The term loans under the New Term Loan Facility are available to finance in part the Jimmy Choo equity purchase price, refinance certain existing indebtedness of Jimmy Choo and pay related fees and expenses.

Michael Kors has entered into a forward contract with JPMorgan Chase Bank, N.A. for delivery of British Pounds Sterling (to fund the Acquisition cash consideration) in respect of the $1.45 billion to be borrowed under the New Term Loan Facility and the proceeds of the Notes.

For purposes of these pro forma financial statements, we have assumed that we will issue a specified principal amount of the Notes at a specified maturity. Michael Kors will pay interest on the Notes semi-annually in cash in arrears.

Michael Kors intends to use the proceeds of the offering of the Notes and the initial borrowings under the New Term Loan Facility, to fund the Acquisition, to refinance certain existing indebtedness of Jimmy Choo and to pay fees and expenses in connection with the Acquisition.

The following financing adjustments were made in the audited pro forma combined balance sheet and statements of operations:

(a)	The unaudited pro forma condensed combined balance sheet presents the debt liability and the corresponding cash proceeds from the New Term Loan Facility as described above and the issuance of the Notes in an aggregate amount of approximately $1.45 billion. Michael Kors expects to incur approximately $10.8 million of debt issuance fees, which will be capitalized as debt issuance costs associated with the New Term Loan Facility and the Notes and are included in the pro forma balance sheet as a reduction to long-term debt and will be amortized to interest expense over the life of the respective debt;

(b)	The unaudited pro forma condensed combined statements of operations reflect the estimated interest expense of the New Term Loan Facility and the Notes, including amortization of debt issuance costs. It also reflects the elimination of the interest expense and transaction costs included in Jimmy Choo’s historical income statement.

The assumed weighted average interest rate on the indebtedness is 3.03% per annum, including the commitment fees for the New Revolving Credit Facility. The estimated interest rates may be materially different from the actual interest rates incurred based on market conditions at the time of the financing and in any subsequent periods. A change of 0.125% in the interest rate on the Notes would change interest expense on a pro forma basis by $0.5 million for the three months ended July 1, 2017 and $1.8 million for the year ended April 1, 2017.

(c)	A statutory tax rate of 19% was applied to the interest expense related to the term loans as these are expected to be drawn by Michael Kors Holdings Limited, which is domiciled in the United Kingdom. A rate of 39% was applied to the estimated interest expense related to the Notes, since these will be issued by a U.S. domiciled subsidiary. The total effective tax rate of Michael Kors after completion of the proposed Acquisition could be significantly different.

Notes 9 - Comparative per share information

The following table sets forth selected historical share information of Michael Kors and unaudited pro forma share information of Michael Kors after giving effect to the proposed acquisition of Jimmy Choo. This information should be read in conjunction with (x) the consolidated financial statements of Michael Kors for (i) the three months ended July 1, 2017 and the related notes thereto, included in the First Quarter Quarterly Report, and (ii) the fiscal year ended April 1, 2017 and the related notes thereto, included in the Fiscal 2017 Annual Report, and (y) the consolidated financial statements of Jimmy Choo as of and for the six months ended June 30, 2017 and the year ended December 31, 2016 and the related notes thereto, included in this Current Report.

	Three months ended July 1, 2017		Year ended April 1, 2017
	Michael Kors historical	Pro forma combined	Michael Kors historical	Pro forma combined
Earnings per ordinary share
Basic	$0.81	$0.73	$3.33	$3.19
Diluted	$0.80	$0.72	$3.29	$3.15
Weighted average ordinary shares outstanding
Basic	154,486,898	154,486,898	165,986,733	165,986,733
Diluted	156,871,518	156,871,518	168,123,813	168,123,813